Exhibit 99.1

For immediate release:	For additional information contact: Alison Mackley Corporate Marketing & Communications 410-454-2616 www.leggmason.com

LEGG MASON TO BECOME “PURE PLAY” GLOBAL ASSET MANAGER

WITH OVER $830 BILLION UNDER MANAGEMENT

– Agrees to Acquire Citigroup’s Asset Management Business

in Exchange for Legg Mason’s Broker-Dealer Business, Plus Other Considerations –

– Also Agrees to Acquire The Permal Group, One of the World’s Largest

Managers of Funds of Hedge Funds –

– Both Transactions are Expected to be GAAP EPS Accretive

as well as Highly Cash EPS Accretive in First Year –

– Legg Mason Will Become the 5th Largest Money Manager Operating in the U.S.,

the 5th Largest U.S. Mutual Fund Manager, One of the 5 Largest Funds-of-Hedge-Funds

Managers, and the Largest Pure Fixed Income Manager –

– Also Signs 3-Year Global Distribution Agreement with Citigroup, Providing

Access to Substantial Worldwide Distribution Capability –

Baltimore, Maryland–June 24, 2005–Legg Mason, Inc. (NYSE: LM) announced today that it has signed definitive agreements regarding two strategic transactions, the combination of which will complete the transition of the firm into a major “pure play” global asset manager of equity and fixed income products. Upon completion of the transactions with Citigroup and Permal, Legg Mason’s assets under management will aggregate over $830 billion1.

Under terms of the agreement with Citigroup, Legg Mason will acquire substantially all of Citigroup’s worldwide asset management business (“CAM”), which includes $437 billion of assets under management, in exchange for (i) Legg Mason’s private client brokerage and capital markets businesses; (ii) approximately $1.5 billion of Legg Mason common and non-voting convertible preferred shares; and (iii) approximately $550 million in the form of a five-year loan facility provided by Citigroup’s Corporate and Investment Bank. The total value of this transaction is approximately $3.7 billion, subject to adjustments. The transaction excludes Citigroup’s asset management business in Mexico, its retirement services business in Latin America and its interest in CitiStreet.

In a separate agreement, Legg Mason will acquire The Permal Group (“Permal”), one of the five largest funds-of-hedge-funds managers in the world, with approximately $20 billion of assets under management, from Sequana Capital and Permal Group management. Virtually all of these

[1]	Unless specified otherwise, all data is as of March 31, 2005.

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News Release – June 24, 2005

assets are managed on behalf of high net worth investors domiciled outside the United States. Under the terms of this transaction, Legg Mason will acquire an 80% interest in Permal at closing with the right to purchase the remaining 20% over the next four years. The initial payment at closing is expected to be $800 million, subject to potential downward adjustment, of which up to $200 million may at Legg Mason’s option be in the form of Legg Mason common stock, and the remainder in cash. The residual 20% interest in Permal, which will be in the form of Permal preferred shares, will be subject to puts to and calls by Legg Mason in years 2 and 4, with payments based on a formula depending upon Permal’s net revenues at the time, and subject to certain caps. The aggregate price for 100% of Permal is capped at $1.386 billion, with a $961 million floor. Legg Mason may elect to deliver up to 25% of each of the future payments in the form of Legg Mason common stock.

Permal’s entire senior management team is expected to continue at the company under long-term employment agreements.

Legg Mason said that each of the above transactions is expected to be accretive to its GAAP earnings per share in the first year post-closing, subject to realizing certain cost savings in the CAM transaction. Each of the transactions will also generate substantial accretion to Legg Mason’s cash earnings per share, also in year one.

Legg Mason’s Board of Directors unanimously approved both transactions.

Transaction with Citigroup Enables Legg Mason to Focus Entirely on Asset Management

Legg Mason’s chairman and chief executive officer, Raymond A. (“Chip”) Mason, said, “As a result of these strategic initiatives, Legg Mason becomes a singularly focused, more profitable and certainly more influential organization within the global asset management community. We believe these transactions are in the best interests of our shareholders.

“The business swap with Citigroup should benefit both companies. On our part, we expect to more than double our assets under management, broaden our geographical reach into critical global markets and, through a joint three-year global distribution agreement, significantly expand our ability to distribute our retail money management products around the world through a financial powerhouse.”

Upon completion of this transaction, Legg Mason will begin to distribute its asset management products broadly through the Citigroup system, including Smith Barney’s enlarged broker force; Citigroup Private Bank (with over 470 private bankers); Citibank (with over 2,000 branches); Citigroup’s Primerica operation (with over 100,000 Life/VA representatives); and CitiStreet, a 40l(k) joint venture.

The transaction will also further extend around the world Legg Mason’s institutional and retail market reach, as the firm gains established operations in Japan, Hong Kong, Australia and Latin America, and builds on its existing presence in the United States, the United Kingdom and Singapore.

Mr. Mason added, “Another attractive aspect of this transaction is the strategic fit between Western Asset, our leading fixed income manager, and CAM’s fixed income business. We believe there are opportunities to generate substantial strategic and economic benefits by combining CAM’s fixed income business with Western Asset’s.”

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News Release – June 24, 2005

“We recognize the strategic and economic benefits to be realized by a carefully thought out and executed combination of the two organizations. We will work hard with the many talented professionals within CAM to integrate the two firms where appropriate which, when combined, will have the breadth, scale and distribution to be a major force in the asset management business for the long term.”

Mr. Mason continued, “We believe this transaction is also good for our 1,354 Financial Advisors and clients. We are confident that our Financial Advisors will find a welcome new home at Smith Barney and that both they and their clients will benefit from an expanded array of bank-like products and services, in addition to the existing Legg Mason products and services they presently enjoy.”

In reflecting on the swapping of its broker-dealer business as a part of the acquisition of CAM, Mr. Mason observed, “While the overall strategic and economic benefits of the transaction are exciting and clearly compelling for Legg Mason’s stockholders, the separation of our brokerage business is in many ways a very poignant moment for us. We should never forget that our Financial Advisors formed the original foundation of this company. Their integrity, excellence, and unwavering focus on their clients’ best interests helped make it possible for Legg Mason to grow into what it is today. My respect and admiration for each of them is unfailing. They are a first-class group and I have no doubt they will bring great value to Smith Barney and Citigroup by continuing to serve their clients in their new home with the same care and integrity they provide at Legg Mason today.”

Permal Has Solid Business Model and Long History of Performance in New Asset Class for Legg Mason: Alternative Products

The acquisition of Permal adds a new market and attractive new business model to Legg Mason’s family of asset managers. Permal also further diversifies Legg Mason’s investment disciplines by adding expertise in managing multi-manager funds and alternative products.

Permal’s client base consists primarily of high net worth individuals and families domiciled outside the United States. Through its principal offices in New York and London, and additional offices in Boston, Singapore, Dubai, Nassau and Paris, the company serves clients throughout Asia, South America, Europe and the Middle East. Permal also expects to open an office in Hong Kong over the next 12-15 months.

Mr. Mason commented, “Permal has established itself as a leading funds-of-hedge-funds manager outside the United States, and just this year has entered the United States. In its 30-year operating history, Permal has established a reputation for delivering the kind of consistent investment performance that has attracted investors to alternative investments: attractive returns with low volatility.

“Permal’s long history in the alternative asset space sets it apart from its peers, and its consistent performance has enabled it to build broad and deep distribution relationships with world-class, geographically diverse partners. The addition of Permal will further enhance and diversify our growing asset mix and offer our shareholders excellent growth potential.”

Mr. Mason concluded, “Permal has a great business model and a very sophisticated management team, under the leadership of Isaac Souede. We are pleased that Permal’s entire team will be joining the Legg Mason family. And, as is the case with most of our larger asset management

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News Release – June 24, 2005

businesses, Permal will operate on a stand-alone basis, so we anticipate a very smooth and seamless transition to Legg Mason.”

Strategic Benefits of the Transactions

The transactions together are expected to more than double Legg Mason’s assets under management, to over $830 billion, and will enable the firm to focus on devoting its full energies as a “pure-play” global asset manager. Upon closing of these transactions:

•	Legg Mason becomes the 5th largest money manager operating in the United States.[2]

•	Legg Mason becomes the 5th largest manager of mutual funds in the United States.[3]

•	Legg Mason’s equity fund platform gains, through the CAM transaction, a number of large-cap growth and large-cap core funds and well regarded managers to complement Legg Mason’s existing strength across value, blend and small-cap asset classes.

•	Western Asset becomes the #1 pure manager of fixed income in the world, with approximately $490 billion of assets under management and broad capabilities in all major fixed income asset types and currencies.

•	Through Permal, Legg Mason adds an established, high quality manager in the rapidly growing funds-of-hedge-funds arena and becomes one of the five largest funds-of-hedge-funds managers in the world.

•	Legg Mason will also increase its appeal to high net worth investors as it becomes, with approximately $58 billion of CAM client assets, the #1 provider of Separately Managed Accounts (SMA), which is an attractive market segment.

•	Legg Mason will have a global distribution agreement with Citigroup that expands Legg Mason’s retail and institutional distribution network to include 14,000 brokers and an expanded non-proprietary sales force. As a result of the transactions, Legg Mason will expand its “on the ground” asset management centers to Tokyo, Hong Kong, Australia, and Latin America in addition to the United States, the United Kingdom and Singapore.

Financial Benefits of the Transactions

Today, more than 70% of Legg Mason’s earnings come from its asset management business, which generates 56% of the firm’s revenues. Following completion of the above transactions, 100% of the firm’s revenues and earnings will come from managing money.

Financial benefits of the transactions include:

•	Each of the transactions is expected to create both GAAP accretion (subject to realizing certain cost savings in the case of CAM) and substantial cash earnings accretion in year one.

•	Legg Mason will continue to have a solid balance sheet and reasonable leverage, with total debt-to-EBITDA of approximately 1.5 times.

The CAM transaction is expected to close in the December 2005 quarter. It is subject to regulatory and CAM mutual fund board and shareholder approvals and customary closing conditions. The Permal transaction is also expected to close by calendar yearend and is subject to regulatory

[2]	Source: Pensions & Investments, “The Top Money Managers,” May 30, 2005.

[3]	Source: Strategic Insight. Data as of April 2005.

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approvals and customary closing conditions. The two transactions are not contingent upon each other, and their closings are not in any way linked.

Goldman Sachs served as financial advisor and Shearman & Sterling served as legal advisor to Legg Mason on the CAM transaction; the law firm of Morgan, Lewis & Bockius served as special advisor for broker-dealer matters. Morgan Stanley and Goldman Sachs served as financial advisors and Dechert LLP served as legal advisor to Legg Mason on the Permal transaction.

Conference Call and Live Webcast

Mr. Mason will discuss the above transactions on a conference call and live webcast to be held this morning at 10:00 a.m. Eastern Time.

Interested parties are encouraged to access the live webcast through the Legg Mason website, www.leggmason.com. Copies of the slide presentation for the webcast will also be available on the website this morning. Interested parties can participate in the conference on the Listen-Only line by dialing either 1-877-491-0064 or 1-866-244-4629 (or 1-703-639-1176 for international calls). Analysts can participate in the conference call by dialing the Q&A line, 1-866-238-1640 (or 1-703-639-1161 for international calls).

All parties should please dial in at least 10-15 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the Investor Relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 729740, after the completion of the broadcast.

The presentation related to the conference call will also be available as an exhibit to Legg Mason’s Form 8-K filed with the Securities and Exchange Commission (“SEC”), which can be accessed through the SEC’s website at www.sec.gov.

About Legg Mason

Legg Mason, headquartered in Baltimore, is an investment firm, structured as a holding company, which provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries. In its fiscal year ended March 31, 2005, the firm’s Asset Management business segment had net revenues of $1.355 billion (56% of total net revenues) and pre-tax earnings of $464.9 million (71% of pre-tax earnings). As of March 31, 2005, assets under management totaled $373 billion, with equity assets representing 38% of the total and fixed income assets representing 62%.

Forward Looking Statements

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

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